Exhibit 99.1

NOVASTAR ANNOUNCES DIVIDEND AND ADOPTION OF NEW DIVIDEND

POLICY AND SFAS NO. 123 FOR STOCK COMPENSATION

KANSAS CITY, Mo.—(BUSINESS WIRE)—Dec. 17, 2003—NovaStar Financial, Inc. (NYSE:NFI) announced today that its Board of Directors has approved a fourth quarter dividend of $1.25 per share. The dividend is payable on January 6, 2004, to holders of record as of December 30, 2003. (The $1.25 and other per-share figures in this release reflect the 2-for-1 split in NovaStar shares that took effect on December 1, 2003.)

The Board also approved a future dividend plan to provide more predictable regular quarterly payouts and to better align dividends with net income. In line with federal rules for Real Estate Investment Trusts (REITs), the Company will extend the window in which taxable income for a calendar year will be declared and paid to shareholders. REIT rules allow taxable income to be declared through the date of final tax return filing, which for 2003 can be as late as September 15, 2004. This plan will allow Company to:

1.	Better manage its cash to support the growing business, delaying the shareholder dilution that comes from raising additional capital, and
2.	Continue to substantially avoid paying income tax at the REIT level.

More details on REIT rules and dividend policy are provided at the end of this release.

NovaStar Adopts Provisions of SFAS No. 123

The Company issues stock options to employees, the majority of which have dividend equivalent rights. These stock options are variable in nature, as defined under the Accounting Principals Board (APB) Opinion No. 25. Until today, the Company had accounted for options under APB 25, requiring that changes in value of variable options be expensed currently. During the first nine months of 2003, the Company recorded charges to compensation expense totaling $8.1 million related to variable options.

Today, the Company’s Board of Directors adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” which was modified by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 123 requires that all options be valued at the date of grant and expensed over their vesting period. The Company will use the Black-Scholes option pricing model to value options it has granted. SFAS No. 148 allows the Company to transition to SFAS No. 123 beginning January 1, 2003, and requires a one-time adjustment to reverse compensation expense recorded under APB 25 in 2003. The net credit (reversal of expense) to be taken during the fourth quarter of 2003 is $7.1 million, or $0.33 per share.

“Accounting for stock options in accordance with FAS 123 is the preferred accounting method. Adoption of FAS 123 will cause our options related expenses to be more linear in nature and allow our financial statements to better reflect NovaStar’s true earnings power,” said Hartman. “While the impact of this is significant relative to our expected fourth quarter results, it has no impact on our operational success or our expectations for future earnings growth.”

The following summarizes income for the first three quarters as adjusted for the implementation of SFAS No. 123. Per share amounts have been adjusted for the Company’s recent 2-for-1 stock split.

	Three Months Ended			Nine Months Ended September 30, 2003
	March 31, 2003	June 30, 2003	September 30, 2003
Income	$62,994	$79,926	$78,385	$221,305
Compensation and benefits, as originally presented	19,442	30,419	26,287	76,148
Other general & administrative expenses	17,089	22,205	21,981	61,275

Net income before income tax expense	26,463	27,302	30,117	83,882
Income tax expense	4,141	4,183	5,844	14,168

Net income, as originally presented	22,322	23,119	24,273	69,714
Adjustment for implementation of SFAS No. 123	637	5,602	835	7,074

Net income, as revised	$22,959	$28,721	$25,108	$76,788

Net income per diluted share, as originally presented	$1.04	$1.03	$1.05	$3.12

Net income per diluted share, as revised	$1.07	$1.29	$1.09	$3.45

Additional Details on REIT Rules for Dividend Distribution

In order to qualify as a REIT, the Company must distribute 90 percent of its taxable income before the due date of its federal tax return, including extensions. Additionally, for the REIT to avoid paying federal income tax, there are two other distribution requirements. First, in order to avoid a 4 percent excise tax, the REIT must generally distribute at least 85 percent of its taxable income (plus undistributed prior year amounts) no later than December 31 of the current year (or no later than 30 days after year end if certain requirements are met). Alternatively, in order to avoid paying an income tax at the REIT level, the Company must distribute all of its taxable income before the timely filing of its tax return. This second distribution requirement may be met by designating certain dividends paid in the following year as applying to the current year (“spillover dividends”). Shareholders continue to report spillover dividends into income in the year received under the normal tax rules. This spillover dividend rule allows a REIT to pay dividends at regular intervals and amounts and avoid volatility in its dividend policy.

The dividend policy adopted by the Board applies the spillover dividend rules for purposes of managing the REIT distribution requirement and in computing REIT taxable income. This policy better aligns dividends with economic income and allows the Company to better manage volatility in its dividend payments.

NovaStar is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For further information please contact:

NovaStar Financial, Inc.

Jeff Gentle, 816/237-7424

Fax: 816/237-7515    www.novastaris.com